Exhibit 10.1

Summary of 2011 Compensation Arrangements for Named Executive Officers

This Summary sets forth, as of August 3, 2011, the material compensation arrangements for each of the “named executive officers,” as defined in Item 402 of Regulation S-K, of MicroStrategy Incorporated (“MicroStrategy” and, collectively with its subsidiaries, the “Company”), and any other executive officers identified in the Summary Compensation Table of MicroStrategy’s Proxy Statement for the 2011 Annual Meeting of Stockholders, who remained employed with the Company as of August 3, 2011.

Base Salary

Michael J. Saylor, Chairman of the Board, President and Chief Executive Officer	$875,000
Sanju K. Bansal, Vice Chairman of the Board, Executive Vice President and Chief Operating Officer	$500,000
Jonathan F. Klein, Executive Vice President, Law & General Counsel	$650,000
Douglas K. Thede, Executive Vice President, Finance & Chief Financial Officer	$500,000
Jeffrey A. Bedell, Executive Vice President, Technology & Chief Technology Officer	$500,000

Cash Bonus Compensation

The Compensation Committee is authorized to develop, adopt, and implement compensation arrangements, including cash bonus awards, for Mr. Saylor. The Compensation Committee established a formula (the “2011 Bonus Formula”) for determining the eligible bonus amount with respect to Mr. Saylor’s performance during the fiscal year ending December 31, 2011. The 2011 Bonus Formula provides for an eligible bonus amount calculated using graduated rates based on the Company’s diluted earnings per share (“DEPS”) for the fiscal year ending December 31, 2011, as follows:

•	$400,000 per dollar of DEPS for the first dollar of DEPS, plus

•	$500,000 per dollar of DEPS for the second dollar of DEPS, plus

•	$600,000 per dollar of DEPS for each dollar of DEPS over $2.00.

Mr. Saylor’s maximum cash bonus amount for 2011 is $4,800,000. The Compensation Committee has the discretion to award a cash bonus amount lower than the eligible bonus amount calculated using the 2011 Bonus Formula.

The Chief Executive Officer is authorized to develop, adopt, and implement compensation arrangements, including cash bonus awards, for Messrs. Bansal, Klein, Thede, and Bedell.

The Chief Executive Officer established cash bonus targets for each of Messrs. Bansal, Klein, Thede, and Bedell for 2011 in the amounts of $500,000, $850,000, $500,000, and $500,000, respectively. Awards pursuant to the foregoing cash bonus targets will be determined by the Chief Executive Officer based on the Chief Executive Officer’s subjective evaluation of the individual’s performance in the context of general economic and industry conditions and Company performance during 2011.

Performance Incentive Plan

Awards under the Performance Incentive Plan (the “Plan”) consist of the right to receive a cash amount that is either (A) a fixed amount determined at the time of grant of the award or (B) an amount calculated by multiplying a percentage that is specified at the time of grant of the award (“Bonus Percentage”) by MicroStrategy’s Core Operating Income (as defined below) for the performance period of the award, in each case subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period, and otherwise in accordance with the terms and conditions of the Plan. For purposes of the Plan, “Core Operating Income” means income from operations before financing and other income and income taxes of MicroStrategy’s consolidated core business intelligence business unit. Payment of a bonus amount with respect to an award will occur within 31 days after the third anniversary of the last day of the fiscal year in which the performance period of the award occurs (a “Payment Date”), subject to the award recipient being continuously employed during such three-year period and the other terms and conditions of the Plan. If an award recipient dies, becomes disabled, or retires in a circumstance that would constitute a qualifying retirement under the Plan (any such event, a “Special Separation Event”) before the completion of the performance period of the award, the award recipient would be eligible to receive a pro rata portion of the cash bonus amount pertaining to the award based on the number of months of the award recipient’s employment with respect to such performance period (rounded down to the nearest whole month), payable on the Payment Date of such award. If a Special Separation Event occurs after the completion of the performance period of the award, but prior to the Payment Date of the award, the award recipient would be eligible to receive the full bonus amount pertaining to the award, payable on the Payment Date of such award.

Bonus amounts may be reduced or recouped by the Company, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce, in whole or in part, a bonus amount payable to a recipient if the Company experiences a financial restatement and a previously determined bonus amount payable under an award is greater than it would be if such amount were determined based on the restated financial statement. The total amount paid under the Plan to any individual participant may not exceed $1,500,000 in any fiscal year (the “Annual Cap”).

On March 29, 2011, the Compensation Committee granted awards under the Plan, each with a performance period of fiscal year 2011, to Messrs. Bansal, Klein, Thede, and Bedell with Bonus Percentages of 0.50%, 0.66%, 0.66%, and 0.50%, respectively. Pursuant to these awards, each of Messrs. Bansal, Klein, Thede, and Bedell is eligible to receive, upon satisfaction of the terms and conditions of his award and subject to the Annual Cap, a cash bonus amount equal to the applicable Bonus Percentage multiplied by MicroStrategy’s Core Operating Income for fiscal year 2011, subject to the negative discretion of the Compensation Committee.

Option Awards

Messrs. Saylor, Bansal, Klein, Thede, and Bedell are eligible to receive options, restricted stock awards, and other awards under the Amended and Restated 2009 Stock Incentive Plan of Angel.com Incorporated (“Angel.com”), a subsidiary of MicroStrategy.

Other Compensation

On January 31, 2011, MicroStrategy entered into an agreement with Aeromar Management Company, LLC, a Delaware limited liability company (“Aeromar”), of which Mr. Saylor is the sole member, effective October 11, 2010. Under the agreement, MicroStrategy is (i) providing to Aeromar use of approximately 120 square feet of office space within MicroStrategy’s leased headquarters space at 1850 Towers Crescent Plaza, Vienna, Virginia, (ii) providing to Aeromar various related services and arrangements, and (iii) providing to Mr. Saylor gross-up payments in respect of taxes that he may incur as a result of the arrangement. The agreement does not require any rental or other payments from Aeromar or Mr. Saylor. MicroStrategy has filed a copy of this agreement as Exhibit 10.14 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities and Exchange Commission on February 18, 2011.

The Company pays monthly dues for Messrs. Saylor, Bansal, Klein, Thede, and Bedell at a private club that offers dining services and hosts business, professional, and social community events.

The Company provides individual disability insurance policies to Messrs. Saylor, Bansal, Klein, Thede, and Bedell as a supplement to the group disability insurance that is available to most Company employees. The Company pays the premiums with respect to these supplemental policies.

The Company is authorized to make available, from time to time, tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire (“Corporate Development Programs”), for personal use by Company personnel to the extent a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. Eligible personnel include members of MicroStrategy’s Board of Directors (the “Board”), executive officers of the Company, and other employees of the Company. Any such personal use may be deemed compensation to such persons.

The Company has adopted a policy authorizing the Company to make available, from time to time, any designated vehicle that the Company owns or may acquire (“Designated Vehicles”) for personal use by eligible Company personnel, to the extent the Designated Vehicle is not at such time being used exclusively by the Company for business purposes. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Designated Vehicles. Any such personal use may be deemed compensation to such persons.

The Company is also authorized to acquire the services of one or more drivers for vehicles other than a Company vehicle (such services, “Alternative Car Services”) for personal use by eligible Company personnel. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Alternative Car Services. Any such personal use may be deemed compensation to such persons. The Company has established a policy that the aggregate compensation to all Company personnel as a result of use of Alternative Car Services, together with all associated tax gross-up payments, may not exceed $150,000 in any fiscal year.

The Company has adopted an amended and restated aircraft use policy which, among other things, permits certain personal use of any aircraft in which the Company has leased a fractional interest (the “Fractional Aircraft”) and which is managed by NetJets International, Inc. or any of its affiliates (collectively, “NetJets”), together with all other aircraft managed or provided by NetJets to the extent that the Company uses such other aircraft in connection with the Company’s lease of the Fractional Aircraft (collectively, the “NetJets Aircraft”). In addition, the amended and restated aircraft use policy permits certain non-business use of such other aircraft that the Company may, from time to time, lease, charter, or otherwise procure (other than by purchase of an interest in an aircraft), and that has been designated by MicroStrategy to be “Company Aircraft” for purposes of the amended and restated aircraft use policy (collectively with the NetJets Aircraft, “Company Aircraft”). The amended and restated aircraft use policy permits personal use of Company Aircraft by (a) the Chief Executive Officer, (b) non-employee members of the Board provided that (i) all non-employee Board members are invited by MicroStrategy to travel on the applicable flight and (ii) such non-business use is in connection with the non-employee Board member’s participation in one or more of the following: Board meetings and other related activities; parties, outings, or other similar entertainment events that the Company may hold, host, or otherwise arrange and to which all non-employee Board members have been invited; or conferences, symposia, and other similar events or activities relating to the Company’s business, in which the non-employee Board member is participating at the Company’s request, and (c) other officers or employees of the Company to the extent approved by the Chief Executive Officer, in each case only when the Company Aircraft in question is not otherwise being used by the Company exclusively for business use. Any such personal use may be deemed compensation to such persons.

From time to time, the Board may hold meetings and other related activities in various locations for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants (“Meeting Activities”).

Each year the Company sponsors a “President’s Club” trip for Company sales and services personnel who have met specified performance criteria as well as certain executive officers and their guests (“President’s Club Events”). Participation in President’s Club Events by Company personnel may be deemed compensation to such persons. The Company has established a policy that the compensation imputed to Mr. Saylor as a result of such participation, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year.

In addition, the Company may hold, host, or otherwise arrange parties, outings, or other similar entertainment events at which Mr. Saylor and Mr. Bansal are permitted to entertain personal guests (“Entertainment Events”) and are paid a tax gross-up for taxes they may incur as a result of such event, as described below. The Company has established a policy that the aggregate incremental cost to the Company of such Entertainment Events (to the extent that they are not Corporate Development Programs) attributable to each of Mr. Saylor and Mr. Bansal, including all tax gross-up payments, may not exceed $75,000 in any fiscal year.

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants (“Company-Sponsored Activities”).

To the extent that personal use of Corporate Development Programs, Designated Vehicles, Alternative Car Services, or Company Aircraft or participation in Meeting Activities, President’s Club Events, Entertainment Events, or Company-Sponsored Activities is deemed compensation to Messrs. Saylor, Bansal, Klein, Thede, or Bedell, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such individual a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company, subject to the aggregate amount limitations described above, if applicable.